Exhibit 10.1.1

LEASE ADDENDUM

This Lease Addendum (“Addendum”) is entered into as of October 28, 2006 by and between FFP, LLC, a Delaware limited liability company (“Landlord”) and The Wet Seal, Inc., a Delaware corporation (“Tenant”) for the premises located at 26972 Burbank Avenue, Foothill Ranch, California (“Building”).

RECITALS

A. Landlord is the successor-in-interest to Foothill-Parkstone I, LLC.

B. The parties desire to amend that certain Lease dated November 21, 1996 by and between Landlord and Tenant (“Lease”) as set forth in this Addendum. Terms used but not defined in this Addendum shall have their meanings as set forth in the Lease.

AGREEMENT

1. Article 1.2 of the Lease shall be amended to provide as follows:

The address for Tenant is The Wet Seal, Inc., 26972 Burbank Avenue, Foothill Ranch, California 92610, Attention: John Luttrell, Executive Vice President & Chief Financial Officer, with a copy to Cooper White & Cooper LLP, 201 California Street, 17th Floor, San Francisco, California 94111, Attention: Beau Simon, Esq.

2. Article 1.5 of the Lease shall be amended as follows:

(a) The parties stipulate that the current expiration date of the Lease is December 4, 2007. The term of the Lease is hereby extended for a period of ten (10) years commencing on December 5, 2007 and expiring on December 4, 2017 (“Lease Extension Term”).

(b) Notwithstanding anything to the contrary contained in the Lease, provided that Tenant is not in default beyond the applicable cure period under the Lease, Tenant shall have the right to terminate the Lease effective on December 4, 2014, provided that (i) Tenant provides Landlord with written notice of such termination not later than December 4, 2013; and (ii) Tenant pays Landlord the sum of $683,333 not later than September 4, 2014.

3. Articles 1.6 and 3.3 of the Lease shall be amended as follows:

(a) Tenant shall have two (2) options to extend the term of the Lease, each option for a five (5) year term. The first option term shall be for the period commencing on December 5, 2017 and expiring on December 4, 2022 (“First Option Term”) and the second option term shall be for the period commencing on December 5, 2022 and expiring on December 4, 2027 (“Second Option Term”). Tenant shall have no other options to extend the term of the Lease.

(b) In the first sentence of Article 3.3(d) of the Lease, the phrase “…ninety five percent (95%) of…” is deleted.

(c) Article 3.3(d) of the Lease shall have added thereto the following sentences:

Fair market rental value shall be limited to comparable properties in the Irvine spectrum and Foothill Ranch submarkets. A market-rate brokerage commission shall be included as a concession in the calculation of fair market rental value if Landlord is not obligated to pay a commission to a broker retained by Tenant for either option term (in which instance the parties agree that fair market rental value for this purpose shall be deemed to mean 96.5% of the otherwise determined fair market rental value).

4. Article 1.7 of the Lease is amended to provide that the Guaranteed Minimum Monthly Rental for the demised premises for the Lease Extension Term shall be One Million Nine Hundred Fifty Thousand Dollars ($1,950,000) per year for the first five (5) years of the Lease Extension Term and Two Million Fifty Thousand Dollars ($2,050,000) per year for the second five (5) years of the Lease Extension Term.

5. Notwithstanding anything contained in Article 4.2(b) of the Lease to the contrary, Landlord shall not have the right to estimate Tenant’s share of Real Estate Taxes up to twelve (12) months in advance and impound Tenant’s estimated share of said expenses provided that Tenant continues to pay said Real Estate Taxes directly to the appropriate taxing authority no later than prior to the delinquency date. Landlord may collect estimated payments for the other items of additional rent if Tenant decides not to maintain the common areas or obtain the property insurance for the demised premises.

6. Article 6.4 of the Lease is amended such that the term “real estate taxes and assessments” excludes (in addition to those items already excluded pursuant to Article 6.4 of the Lease) any taxes or assessments, or increases in taxes or assessments, on the real property arising out of or in connection with any refinancing of all or any portion of the real property.

7. Article 8 of the Lease is modified as follows:

(a) Exhibits B, B-1, B-2, B-3 and C are deleted in their entirety.

(b) Landlord shall provide Tenant with a tenant improvement allowance of Six Hundred Thousand Dollars ($600,000) (“Allowance”) for the demised premises. The Allowance may be used for the following items: including but not limited to, tenant improvements, finishes, fixtures, equipment, cabling, upgrading of the demised premises HVAC system, project management, fees of a third party licensed contractor, architectural fees and engineering fees, permits and maintenance, including re-striping of the parking lot on the Parcel where the Building is located. With respect to architectural and engineering fees, Tenant may only apply a maximum of Two Hundred Thousand Dollars ($200,000) of the Allowance to these costs. The contractor for the construction of Tenant’s improvements shall be approved by Landlord in advance of construction in the demised premises (which approval shall not be unreasonably withheld or delayed).

(c) Tenant shall enter into an agreement with the approved general contractor and said agreement shall provide for a stipulated or guaranteed maximum price payable by Tenant. Tenant shall provide the general contractor’s agreement to Landlord. Tenant need not provide evidence of Tenant’s funds to pay for the construction costs in excess of the Allowance. With respect to Tenant’s improvements in the demised premises, the general contractor shall invoice Tenant not more than once per month during the construction time period. Upon receipt of the general contractor’s invoice by Tenant, Tenant shall provide a copy of said invoice to Landlord that has been reviewed and approved by Tenant. The amount of the general contractor’s invoice shall be contributed to by Landlord and Tenant in the proportion that each party’s share of the general contractor’s invoice bears to the total amount of the price for the construction project (less a 10% retainage from each month’s invoice). For example, if the general contractor’s contract amount is $1,800,000, bearing in mind that the amount of the Allowance is $600,000, then for each general contractor’s invoice reviewed and approved by Tenant, Landlord would contribute 33.33% of said invoice and Tenant would contribute 66.67% of said invoice. As a condition to Landlord providing its share of each invoice amount, the project architect shall certify that the general contractor’s invoice is complete and correct (less a 10% retainage from each month’s invoice) and that the work which is the subject of the invoice has been completed in conformance with the approved plans. As a condition to Landlord making final payment, the general contractor and its subcontractors shall provide unconditional lien releases.

8. Tenant shall cause all work performed pursuant to Paragraphs 7 and 10 of this Addendum to be completed in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance or any agency guidelines, and pursuant to a valid building permit, issued by the applicable municipality. Landlord’s consent to such work or Landlord’s approval of the plans, specifications, and working drawings for such work will create no responsibility or liability on the part of Landlord for the completeness, design, sufficiency or compliance with all laws, rules and regulations of governmental agencies or authorities (including without limitation the Americans With Disabilities Act of 1990 and the provisions of that Act applicable to the Project or any part of it) with respect to such work. All work must be done in a good and workmanlike manner. Not less than fifteen (15) days prior to commencement of any work, Tenant shall notify Landlord in writing of the work commencement date so that Landlord may post notices of non-responsibility about the demised premises. All contractors hired by Tenant shall maintain insurance with companies and in amounts reasonably acceptable by Landlord which name Landlord as an additional insured.

9. Article 9.4 of the Lease shall be modified to provide that the costs of operating and maintaining the Common Areas shall not include the following (in addition to those costs already excluded pursuant to Article 9.4 of the Lease): (i) costs incurred by Landlord for seismic/structural corrections voluntarily made or mandated by law; (ii) expenses resulting from the negligence, misrepresentation, or willful misconduct of Landlord or its agents, contractors, subcontractors, suppliers, employees or other tenants, or any correction of a condition resulting therefrom; (iii) to the extent not involving the Parcel and/or Building, the costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, or the operation of any parent, subsidiary or affiliate of Landlord, as the same are distinguished from the costs of operation of the Parcel or Building, including without limitation partnership accounting and legal costs of defending any lawsuits with any lender, tenant, employee or third party management company, as applicable; (iv) charitable or political contributions; (v) wages, salaries, benefits and payroll burden of employees above the level of building manager; (vi) costs and expenses due to termination or under funding of any plan under ERISA or any other law or regulation governing employee pension plans or other benefits; (vii) fines, penalties and interest on past due obligations where Landlord is the payor; (viii) to the extent not caused by Tenant, costs incurred in connection with investigating environmental issues in the Building or on or under the Parcel or any part thereof (including, without limitation, groundwater contamination); (ix) expenses incurred by Landlord in connection with the transfer or disposition of the Building or Parcel or any ground or underlying lease, including without limitation brokerage commissions, finder’s fees, legal fees and closing costs; (x) costs for sculpture, paintings and other works of art (excluding maintenance costs); (xi) costs arising from earthquake insurance, except to the extent required by Landlord’s lender; (xii) the net change in Landlord’s monthly expense to its lender, however classified, labeled or denominated, resulting from a refinancing of the Building or Parcel.

10. Tenant has elected to maintain the Common Areas pursuant to Article 9.6 of the Lease. Articles 9.4, 9.5 and 9.6 of the Lease are modified to provide that Tenant shall pay when due all expenses (subject to Article 9.4) related to the operation and maintenance of the Common Areas, unless and to the extent Landlord takes over the maintenance of the Common Areas pursuant to Article 9.6.

11. Article 11.1 of the Lease is modified to delete all references to dollar amounts.

12. Article 12 of the Lease is modified to provide that, in addition to Tenant’s maintenance and repair obligations under Article 12.1 of the Lease, Tenant shall at all times during the Lease term (as may be extended), and at Tenant’s sole cost and expense without reimbursement from Landlord, maintain and keep in good repair (and replace as necessary) the exterior walls, roof, gutters, downspouts and foundation of the Building.

13. Article 18.1 of the Lease is amended such that Tenant, at its expense, shall have the right to maintain its current signage on the Building and, at its option, may install additional identification signage on the exterior of the Building using its logo and/or typeface, as desired by Tenant, subject to all applicable laws and in conformance with the CC&Rs.

14. Article 22 of the Lease is modified as follows:

(a) In the event that Tenant assigns, subleases, encumbers or otherwise transfers all or any portion of its interest in the Lease or the demised premises, Landlord shall have no right to terminate the Lease with respect to that portion of the demised premises that Tenant proposes to in any manner transfer. The foregoing shall not affect Tenant’s obligation to obtain Landlord’s prior written consent to any such transfer to the extent required pursuant to Article 22 of the Lease.

(b) Notwithstanding anything to the contrary contained in Article 22 of the Lease, where Landlord’s consent to a sublease, assignment or encumbrance is required under the Lease, Landlord shall have the right to participate in Fifty Percent (50%) of the excess rent received by Tenant in such a sublease, assignment or encumbrance of the Lease subject to the following conditions: (i) Tenant must be in receipt of said excess rent before Landlord’s share of such excess rent is due; and (ii) Tenant may first deduct from such excess rent the annual amortized portion of tenant improvements, rent abatement and brokerage commissions paid by Tenant in connection with such transaction.

15. Article 22.2 of the Lease is modified such that in the event that Tenant desires at any time to assign or sublease all or any part of the Lease or the demised premises, Tenant shall submit to Landlord at least thirty (30) days prior to the proposed “effective date” of the assignment or sublease the information required in said paragraph.

16. Article 44 of the Lease is modified to provide that Tenant has authorized NAI BT Commercial (“Broker”) as its exclusive agent in this Addendum transaction. In the event of a fully executed Addendum between Landlord and Tenant, Landlord will pay to Broker a leasing commission of Seven Hundred Thousand Dollars ($700,000). Said commission shall be paid by Landlord in full within thirty (30) days after full execution of this Addendum. Landlord shall have no obligation to pay a commission or other compensation to Broker in connection with Tenant’s exercise of either of the two (2) options to extend the term of the Lease.

17. A new Article 48 is added to the Lease:

(a) At any time up to December 4, 2011, Tenant shall have the one-time right to elect to expand the demised premises by up to approximately 40,000 rsf of buildable ground floor space (“Expansion Area”). The Expansion Area shall be contiguous to and become a part of the distribution area of the demised premises and match to the extent reasonably practicable the structural and design elements of the demised premises. Said expansion right shall be null and void if Tenant elects to terminate the Lease pursuant to paragraph 2(b) of this Addendum. Notwithstanding the foregoing, (i) Tenant’s expansion right shall be subject to applicable zoning requirements and limitations; and (ii) Landlord shall have no obligation to expand the demised premises if governmental authorities having jurisdiction over the demised premises impose additional burdens upon Landlord as a condition to the expansion, except to the extent that such burdens are reasonably removable by Landlord or Tenant is prepared and able to bear such burdens.

(b) Tenant shall exercise its expansion right (if at all) in writing and Landlord shall, within thirty (30) days after receipt of such writing, provide Tenant with written notice of the proposed net rent, building footprint, building shell condition and all other terms applicable to the Expansion Area (“Expansion Proposal”). Tenant shall thereafter have ninety (90) days in which to respond with a written notice of acceptance or rejection of the Expansion Proposal. If Tenant does not accept or reject the Expansion Proposal in said ninety (90) day period, Tenant shall be deemed to have rejected the Expansion Proposal.

(c) If Tenant accepts the Expansion Proposal, Landlord and Tenant shall enter into an addendum to the Lease within thirty (30) days thereafter. Following the full execution of such addendum to the Lease, Landlord and Tenant shall work together to generate space plans, design development drawings, working drawings, budgets and schedules in a professional and timely manner.

(d) If such an addendum to the Lease is fully executed, then Tenant’s option to terminate the Lease pursuant to Section 2(b) of this Addendum shall thereafter be null and void.

18. David A. Klein (“Klein”) is a California licensed but inactive attorney at law. The parties shall seek the advice of independent legal counsel and shall not rely on Klein’s representations as the practice of law.

19. Upon Tenant’s written request, Landlord shall execute a Landlord’s Lien Waiver in substantially the same form as the specimen document attached hereto as Exhibit “A”.

20. Landlord represents and warrants to Tenant that, as of the date of this Addendum, Landlord has not granted any right of first refusal, right of first offer or expansion right to any third party with respect to the demised premises that may encumber or otherwise affect Landlord’s right to grant the rights contained in this Addendum.

21. Landlord represents and warrants toTenant that, as of the date of this Addendum, Landlord is the fee simple owner of the Parcel, the Building and the demised premises and Landlord has the full right, power and authority to enter into this Addendum.

22. In the event of any conflict or inconsistency between the provisions of this Addendum and those of the Lease, the provisions of this Addendum shall control. Except as modified by this Addendum, the Lease is hereby ratified in all respects and shall remain in full force and effect in accordance with its terms. The provisions of this Addendum shall be effective as of the date first above written.

23. This Addendum may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

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LANDLORD:

FFP, LLC, a Delaware limited liability company

By:	/s/ BOB SEARLES
Its:	Managing Member

TENANT:

The WET SEAL, INC., a Delaware corporation

By:	/s/ JOHN LUTTRELL
John Luttrell
Its:	Executive Vice President & Chief Financial Officer